Exhibit 99

Press Release	For further information contact John B. Devlin

Raytech Corporation Announces Personal Injury Trust’s

Settlement with Environmental Creditors and

Trust’s Intent to Effect a Raytech Going Private Transaction

SHELTON, Conn.—July 7, 2005 - Raytech Corporation (NYSE trading symbol RAY) announced today that it has been informed by The Raytech Corporation Asbestos Personal Injury Trust (“Trust”), its largest shareholder, that the Trust has signed a Supplemental Settlement Agreement with the U.S. Environmental Protection Agency, the Connecticut Department of Environmental Protection and FMC Corporation, shareholders who were the environmental creditors of Raytech in its 2001 Chapter 11 reorganization (“Environmental Creditors”). Raytech also announced that it has been notified that the Trust intends to undertake a going private transaction of Raytech.

The agreement, which supplements 2000 and 2001 agreements between the Trust and the Environmental Creditors, calls for the Environmental Creditors to sell to the Trust a total of 3,228,888 shares of common stock of Raytech (or approximately 7.7% of the outstanding shares). The Environmental Creditors will also assign to the Trust their claims to certain assets of the bankruptcy estates of Raymark Industries, Inc., Raymark Corporation and Universal Friction Composites, formerly related companies of Raytech, including their rights to recovery under an insurance claim, and rights in Raytech tax benefits currently owned by the Environmental Creditors pursuant to Raytech’s reorganization in 2001. The Trust will pay an aggregate cash purchase price of $9,457,777 for the stock and the assignments. Upon completion of the settlement, the Trust will own approximately 90.6% of the outstanding shares of Raytech. Completion of the settlement is conditioned upon receiving the approval of the United States Bankruptcy Court for the District of Connecticut. Raytech is not a party to the agreement.

After completing the stock purchase, the Trust intends to undertake a short-form merger of Raytech into a newly created subsidiary wholly owned by the Trust. The Trust expects to indirectly acquire of all of the outstanding shares of Raytech common stock in the merger in consideration for a cash payment of $1.32 per share for each share held by the unaffiliated public stockholders of Raytech. This price equals the closing sale price per share of the Raytech common stock on July 6, 2005.

After the short-form merger, the Trust intends to seek to de-list the Raytech common stock from trading on the New York Stock Exchange, and to terminate the registration of the stock with the Securities and Exchange Commission.

About Raytech Corporation

Raytech Corporation is a worldwide manufacturer of wet and dry clutch, power transmission and brake systems as well as specialty engineered polymer matrix composite products and related services for vehicular applications, including automotive OEM, heavy-duty on-and-off highway vehicles and aftermarket vehicular power transmission systems. Through two technology and research centers and five manufacturing operations worldwide, Raytech develops and delivers energy absorption, power transmission and custom-engineered components focusing on niche applications where its expertise and technological excellence provide a competitive edge.

Raytech Corporation, headquartered in Shelton, Connecticut, operates manufacturing facilities in the United States, Germany and China as well as technology and research centers in Indiana and Germany. Its operations are strategically situated in close proximity to major customers and within easy reach of geographical areas with demonstrated growth potential.

Raytech’s common stock is listed on the New York Stock Exchange and trades under the symbol "RAY." Additional information about Raytech may be accessed on its website http://www.raytech.com.

About Raytech Corporation Asbestos Personal Injury Trust

The Trust is the largest shareholder of Raytech Corporation. The Trust was formed as an irrevocable trust with the approval of the United States Bankruptcy Court. The Trust’s purpose is to use its assets and income to make payments to people who were allegedly injured due to exposure to products containing asbestos sold by Raytech. At the time of Raytech’s reorganization, a channeling injunction was entered by the Bankruptcy Court that permanently and forever stays, enjoins and restrains any asbestos-related claims against Raytech and its subsidiaries. Under the Bankruptcy Code, all future asbestos related claims are to be channeled to the Trust for resolution.

From time to time, information provided by Raytech Corporation, statements made by its employees, or information included in its filings with the Securities and Exchange Commission may contain statements which are so-called ``forward-looking statements'' and not historical facts. Forward-looking statements can be identified by the use of words such as ``believe,'' ``expect,'' ``intend,'' ``anticipate,'' ``in my opinion,'' and similar words or variations. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Raytech's actual future results may differ significantly from those stated in any forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including (without limitation) product demand, pricing, market acceptance, litigation, risks in product and technology development, and other risk factors detailed from time to time in Raytech’s Securities and Exchange Commission reports (including its Forms 10-K and 10-Q).